Exhibit 99(a)

PRO TECH COMMUNICATIONS, INC.

Media Contact:
-------------
Joanna Lipper
Pro Tech Communications, Inc.
(203) 226-4447 ext. 3506
jlipper@nctgroupinc.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              PRO TECH COMMUNICATIONS REPORTS 2005 YEAR END RESULTS
              -----------------------------------------------------

FORT PIERCE, FL, March 23, 2006 - Pro Tech Communications, Inc. (OTCBB: PCTU) reported net sales for the three months ended December 31, 2005 were $379,504 compared to $315,689 in the same period in 2004, an increase of $63,815, or 20.2%. This increase was primarily due to contact center sales. Net loss for the three months ended December 31, 2005 was $623,648 compared to $511,569 for the same period a year ago, an unfavorable variance of $112,079, or 21.9%. This variance was primarily due to increases in engineering expenses in connection with new product activities.

Net sales for the year ended December 31, 2005 were $1,260,978 compared to $1,075,633 in the same period in 2004, an increase of $185,345 or 17.2%. The increase was primarily due to sales of our consumer audio and contact center products. Net loss for the year ended December 31, 2005 was $2,061,987 compared to $1,390,155 for the same period a year ago, an unfavorable variance of $671,832, or 48.3%. This increase in net loss was due mainly to increases in engineering and marketing expenses in connection with new product activities.


About Pro Tech Communications, Inc.
-----------------------------------

Pro Tech Communications, Inc. engineers, designs and distributes audio and communications solutions and other products for business users, industrial users and consumers. The company's mission is to utilize its patented technologies to deliver the most advanced, feature-rich, durable and comfortable products at the most competitive price. Pro Tech's most recognized brands include the Apollo(TM) line of high-performance products for office and call center environments, the ProCom(TM) line of highly-durable headsets for drive-through restaurant personnel and the NoiseBuster(R) electronic noise canceling consumer audio headphone and safety earmuff. For more information, visit www.protechcom.com.

                                      # # #

PRO TECH REPORTS YEAR END 2005 RESULTS - p.2


Pro Tech Communications, Inc.


                                                For The Three Months                      For The Twelve Months
                                                  Ended December 31,                        Ended December 31,
                                       -------------------------------------------------------------------------------
                                              2005                2004                  2005                2004
                                              ----                ----                  ----                ----
Net sales                               $  379,504         $   315,689           $ 1,260,978         $ 1,075,633
Net loss                                $ (623,648) (a)    $  (511,569) (b)      $(2,061,987) (a)    $(1,390,155) (b)
Net loss per share                      $    (0.01)        $     (0.01)          $     (0.03)        $     (0.02)
Weighted average number of
   common shares outstanding            75,234,140          73,390,133            74,779,453          62,377,398


(a) Includes approximately $98,000 for the increase in our inventory reserve and the write-down of obsolete inventory.
(b)  Includes approximately $114,000 for the increase in our inventory reserve.


Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to: Pro Tech's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; general economic and business conditions; the level of demand for Pro Tech's products and services; the level and intensity of competition in its industry; difficulties or delays in manufacturing; Pro Tech's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. Pro Tech undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting Pro Tech's business and prospects are discussed in greater detail in Pro Tech's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.